Exhibit 16.1

December 18, 2018

USA Capital Management, Inc.

We have read Item 4.01 of Form 8-K dated December 18, 2018 of USA Capital Management, Inc. (“the Registrant”) and are in agreement with the statements concerning therein as it pertains to our firm.

We have no basis to agree or disagree with other statements of the Registrant contained in Item 4.01.

Very truly yours,

/s/ Benjamin & Young, LLP